Exhibit 99.1
FOR IMMEDIATE RELEASE
Havertys Furniture Appoints E. Kendrick Smith to its Board of Directors
ATLANTA, GA — January 29, 2026 — Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A) ("Havertys" or the "Company") today announced that E. Kendrick Smith has been appointed to the Company's Board of Directors, effective February 17, 2026.
Mr. Smith has practiced law for more than 40 years, specializing in complex business and tort litigation. From 1981 to 2005, he practiced with Smith, Gambrell & Russell, LLP, where he served as a partner, a member of the Executive Compensation Committee, and head of the Litigation Department. From 2005 to 2020, he was a partner at Jones Day. He currently continues his practice for select clients through E. Kendrick Smith Law LLC. Over the course of his career, he has represented major corporations in multistate tax litigation, constitutional challenges, and high-profile commercial disputes in state and federal courts nationwide, including Fortune 500 companies across retail, transportation, energy, and technology.
Mr. Smith shares in Havertys' heritage as a descendant of the Company's founder and the brother of Clarence H. Smith, Havertys' Executive Chairman of the Board. He has longstanding familiarity with the Company and the home furnishings industry, having served for nearly a decade earlier in his career as Havertys' primary outside counsel.
Beyond his legal career, Mr. Smith is deeply engaged in civic and cultural organizations. He currently serves as Board Chair of the Alliance Theatre in Atlanta, as well as the boards of the Woodruff Arts Center, the John & Mary Franklin Foundation, and the Clarke / Carley American Inn of Court. He earned his Juris Doctor from the University of Georgia School of Law, where he served on the Georgia Law Review, and his Bachelor of Arts from the University of North Carolina.
“Kendrick’s deep legal and business experience—together with his longstanding familiarity with Havertys and the home furnishings industry—will add meaningful perspective to the Board’s oversight of Havertys’ business and strategy execution,” said G. Thomas Hough, Havertys’ Lead Director. “His institutional knowledge of our company and our markets will strengthen our discussions on growth opportunities, operational excellence, and stakeholder stewardship.”
“We’re excited to welcome Kendrick to the Board, and I look forward to partnering with him in this new capacity. His experience will help us execute with discipline and deliver long-term value to our stakeholders,” said Steve Burdette, President and Chief Executive Officer.

About Havertys Furniture
Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 129 showrooms in 17 states in the Southern and Midwestern regions, providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

Exhibit 99.1
Contact:
Havertys 404-443-2900
investor.relations@havertys.com
Tiffany Hinkle
Assistant Vice President, Financial Reporting

SOURCE: Haverty Furniture Companies, Inc.